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                                                                    EXHIBIT 23.1


                                                December 28, 2001

Albany International Corp.
P.O. Box 1907
Albany, New York 12201-1907

Dear Sirs:

         As General Counsel of Albany International Corp., a Delaware corporation (the "Corporation"), I have advised the Corporation in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration of 1,000,000 shares of the Corporation's Class A Common Stock, $.001 par value per share (the "Shares"), that may be issued pursuant to the Corporation's Prosperity Plus Savings Plan (the "Plan").

         In arriving at the opinions expressed below, I have examined and relied on the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Corporation and such other instruments and other certificates of public officials, officers and representatives of the Corporation and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, I have assumed and have not verified that the signatures on all documents that I have examined are genuine and that the certificates evidencing the Shares will conform to the specimen certificate I have examined.

         Based on the foregoing, it is my opinion that:

         1. The Corporation is validly existing as a corporation in good standing under the laws of the State of Delaware.

         2. All of the issued and outstanding shares of Class A Common Stock of the Corporation have been duly authorized and validly issued and are fully-paid and non-assessable.

         3. Shares of Class A Common Stock of the Corporation purchased by the Trustee of the Plan through the investment of employee contributions, whether by purchase in the open market or through privately negotiated transactions, will be duly authorized, validly issued, fully-paid and non-assessable, provided, in the case of any such privately negotiated purchase from the Corporation, that the purchase price of such shares is in fact paid and is not less per share than the par value thereof.

         4. Shares of Class A Common Stock of the Corporation contributed by the Corporation to the Trustee of the Plan as matching contributions will be duly authorized, validly issued, fully-paid and non-assessable, provided, in the case of any previously unissued shares, that the fair market value of such shares on the last day of the month for which such contribution is made is not less per share than the par value thereof.

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         I express no opinion other than as to the federal law of the United
States of America, the law of the State of New York and the corporation law of the State of Delaware.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,




                                     Thomas H. Hagoort


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